SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.          3             )


Twin Disc Inc.
(Name of Issuer)


Common Stock
(Title of Class of Securities)


901476101
(CUSIP Number)


December 31, 2000
 (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[x  ]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes)


CUSIP No.   901476101
13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Corporation
39-1940778
------------------------------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)

(b)
------------------------------------------------------------------------------
3
SEC USE ONLY


------------------------------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin

------------------------------------------------------------------------------
NUMBER OF                          :5.  SOLE VOTING POWER
                                   :    180,147
SHARES BENEFICIALLY OWNED BY EACH  :------------------------------------------
                                   :6.  SHARED VOTING POWER
                                   :    -0-
                                   :------------------------------------------
REPORTING PERSON WITH              :7.  SOLE DISPOSITIVE POWER
                                   :    135
                                   :------------------------------------------
                                   :8.  SHARED DISPOSITIVE POWER
                                   :    -0-
------------------------------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

180,147
------------------------------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.4%
------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC
------------------------------------------------------------------------------



CUSIP No. 901476101
13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Bank, National Association
31-0841368
------------------------------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)

(b)
------------------------------------------------------------------------------
3
SEC USE ONLY


------------------------------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION

national association
------------------------------------------------------------------------------
NUMBER OF                          :5.  SOLE VOTING POWER
                                   :    180,147
SHARES BENEFICIALLY OWNED BY EACH  :------------------------------------------
                                   :6.  SHARED VOTING POWER
                                   :    -0-
REPORTING PERSON WITH              :------------------------------------------
                                   :7.  SOLE DISPOSITIVE POWER
                                   :    135
                                   :------------------------------------------
                                   :8.  SHARED DISPOSITIVE POWER
                                   :    -0-
------------------------------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

180,147
------------------------------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.4%
------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

BK
------------------------------------------------------------------------------



Item 1(a).
Name of Issuer:

Twin Disc Inc.


Item 1(b).
Address of Issuer's Principal Executive Offices:

1328 Racine Street
Racine, WI  53403


Item 2(a).
Name of Persons Filing:

Firstar Corporation
Firstar Bank, National Association


Item 2(b).
Address of Principal Business Office or, if none, Residence:

Firstar Corporation
777 E Wisconsin Ave
Milwaukee, WI  53202

Firstar Bank, National Association
425 Walnut Street
Cincinnati, OH  45202


Item 2(c).
Citizenship:

Firstar Corporation :  Wisconsin
Firstar Bank, National Association :  national association


Item 2(d).
Title and Class of Securities:

Common Stock


Item 2(e).
CUSIP Number

901476101


Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)[      ]  Broker or Dealer registered under Section 15 of the Act
             (15 U.S.C. 78o).
(b)[    X ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[      ]  Insurance Company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).
(d)[      ]  Investment Company registered under section 8 of the
             Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)[      ]  An investment adviser in accordance with
             Section 240.13d-1(b)(1)(ii)(E).
(f)[      ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
(g)[   X  ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
(h)[      ]  A savings association as defined in Section 13(b) of the
             Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)[      ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)[      ]  A group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.
Ownership:

(a)  Amount beneficially owned:  180,147
(b)  Percent of class:  6.4%
(c)(i)  Sole power to vote or to direct the vote:  180,147
(c)(i)  Shared power to vote or to direct the vote:  0
(c)(ii) Sole power to dispose or to direct the disposition of:  135
(c)(iv) Shared power to dispose or to direct the disposition of:  0


Item 5.
Ownership of Five Percent or Less of a Class:

Inapplicable


Item 6.
Ownership of More Than Five Percent on Behalf of Another Person:

Other persons may be known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares beneficially owned by the filing person.


Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

See Exhibit A


Item 8.
Identification and Classification of Members of the Group:

Inapplicable


Item 9.
Notice of Dissolution of Group:

Inapplicable


Item 10.
Certification:

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



		FIRSTAR CORPORATION



		By: Jennie P. Carlson
Dated               Jennie P. Carlson
February 8, 2001


		FIRSTAR BANK, N.A.


		By:  Jane Ludwig
Dated                Jane Ludwig
February 8, 2001